Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-72724, File No. 333-40520 and File No. 333-116402) of Goldleaf Financial Solutions, Inc. (formerly known as Private Business, Inc.), of our report dated June 5, 2006, relating to the consolidated financial statements of Goldleaf Technologies, Inc. and subsidiary, which appears in an amended Current Report on Form 8-K/A of Goldleaf Financial Solutions, Inc. dated June 7, 2006.
/s/ Grant Thornton, LLP
Raleigh, North Carolina
June 5, 2006